File No. 333- 107935

   As filed with the Securities and Exchange Commission on September 11, 2003

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM N-14

                             REGISTRATION STATEMENT
                                    UNDER THE
                             SECURITIES ACT OF 1933

                        [X] Pre-Effective Amendment No. 1


                       [ ] Post-Effective Amendment No. __


                                  ARMADA FUNDS
                         (FORMERLY KNOWN AS "NCC FUNDS")
               (EXACT NAME OF REGISTRANT AS SPECIFIED IN CHARTER)

                                 760 MOORE ROAD
                       KING OF PRUSSIA, PENNSYLVANIA 19406
               (ADDRESS OF PRINCIPAL EXECUTIVE OFFICES, ZIP CODE)

        Registrant's Telephone Number, including Area Code 1-800-622-FUND

                                -----------------

                             W. BRUCE MCCONNEL, ESQ.
                           DRINKER BIDDLE & REATH LLP
                                ONE LOGAN SQUARE
                             18TH AND CHERRY STREETS
                      PHILADELPHIA, PENNSYLVANIA 19103-6996
                     (NAME AND ADDRESS OF AGENT FOR SERVICE)

                                    Copy to:

                             JAQUELINE HUMMEL, ESQ.
                               NATIONAL CITY BANK
                              NATIONAL CITY CENTER
                                  P.O. BOX 5756
                           CLEVELAND, OHIO 44101-0756
                                -----------------

         Approximate date of proposed public offering: As soon as practicable after the effective date of this Registration Statement.

         No filing fee is required because an indefinite number of shares have previously been registered pursuant to Rule 24f-2 under the Investment Company Act of 1940.

         The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

         There are no amendments to the Registration Statement on Form N-14 filed on August 13, 2003; that form of Registration Statement is hereby incorporated by reference in its entirety. The purpose of this Pre-Effective Amendment No. 1 is to delay the effectiveness of the registration Statement filed on August 13, 2003.

                                   SIGNATURES

         As required by the Securities Act of 1933, this registration statement has been signed on behalf of the registrant, in the City of Philadelphia, the Commonwealth of Pennsylvania, on the 11th day of September, 2003.

                                         ARMADA FUNDS


                                         By:   * HERBERT MARTENS
                                                --------------------------------
                                                Herbert Martens, President

         As required by the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

SIGNATURE                    TITLE                       DATE
---------                    -----                       ----

/S/ DENNIS J. WESTLEY        Treasurer                   September 11, 2003
----------------------
Dennis J. Westley

*JOHN G. BREEN               Trustee                     September 11, 2003
----------------------
John G. Breen

*JOHN F. DURKOTT             Trustee                     September 11, 2003
----------------------
John F. Durkott

*ROBERT J. FARLING           Trustee                     September 11, 2003
----------------------
Robert J. Farling

*RICHARD W. FURST            Trustee                     September 11, 2003
----------------------
Richard W. Furst

*GERALD GHERLEIN             Trustee                     September 11, 2003
----------------------
Gerald Gherlein

*HERBERT MARTENS             President and Trustee       September 11, 2003
----------------------
Herbert Martens

*ROBERT D. NEARY             Trustee and Chairman        September 11, 2003
-----------------------      of the Board
Robert D. Neary

*KATHLEEN A. OBERT           Trustee                     September 11, 2003
----------------------
Kathleen A. Obert

*J. WILLIAM PULLEN           Trustee                     September 11, 2003
----------------------
 J. William Pullen


*By:   /S/ W. BRUCE MCCONNEL
       ----------------------
       W. Bruce McConnel
       Attorney-in-Fact

-----------
*W. Bruce McConnel signs this document pursuant to power of attorney previously filed.